FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal Fourth Quarter 2017 Financial Results

Dallas, February 22, 2018 - (GLOBE NEWSWIRE) - Wingstop Inc. (NASDAQ: WING) today announced fiscal fourth quarter and fiscal year 2017 financial results for the period ended December 30, 2017.

Highlights for the Fiscal Fourth Quarter 2017 compared to the Fiscal Fourth Quarter 2016 (on a 13-week basis):

▪	System-wide restaurant count increased 13.5% to 1,133 global locations

▪	System-wide sales increased 15.6%

▪	Domestic same store sales increased 5.2%

▪	Total revenue increased 21.9% to $28.3 million

▪	Net income increased to $10.5 million, or $0.36 per diluted share*, compared to $4.1 million, or $0.14 per diluted share

▪	Adjusted EBITDA**, a non-GAAP measure, increased 18.9% to $11.3 million

▪	Adjusted net income**, a non-GAAP measure, increased 20.7% to $5.0 million

Highlights for the Fiscal Year 2017 compared to the Fiscal Year 2016 (on a 52-week basis):

▪	Added 135 net new restaurants in fiscal year 2017

▪	System-wide sales increased 14.0% to $1.1 billion

▪	Domestic same store sales increased 2.6%

▪	Total revenue increased 17.5% to $105.6 million

▪	Net income increased to $27.3 million, or $0.93* per diluted share, compared to $15.2 million, or $0.52 per diluted share

▪	Adjusted EBITDA**, a non-GAAP measure, increased 18.3% to $41.5 million

▪	Adjusted net income**, a non-GAAP measure, increased 30.7% to $21.8 million

▪	Adjusted earnings per diluted share**, a non-GAAP measure, increased 27.6% to $0.74 from the prior fiscal year

Note fiscal year 2016 contained an extra week in the fourth quarter, which resulted in incremental revenues of $1.6 million, incremental net income of $0.2 million and incremental EBITDA** of $0.5 million. Unless otherwise noted, all amounts presented for the prior year period are on a 14-week or 53-week basis.

* In the fiscal first quarter of 2017, the Company adopted Accounting Standards Update No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (ASU 2016-09), which required the Company to record excess tax benefits from equity-based compensation as a reduction to income tax expense in the income statement, whereas they were previously recognized in equity. See the “Adoption of New Accounting Guidance” section below for additional information.

** Adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share are non-GAAP measures. Reconciliations of adjusted EBITDA and adjusted net income to the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

President and Chief Executive Officer Charlie Morrison stated, “Despite facing one of the most difficult - if not the most difficult - year in our 23-year history, Wingstop was able to achieve strong results for our shareholders. In 2017, the Company celebrated key milestones with the opening of our 100th international location, 14 consecutive years of same-store sales growth, and the launching of a quarterly dividend, further driving the point that our business model is strong and our team members and business partners are among the best in the business.”

Morrison continued, “We are optimistic about 2018 and will continue to focus on the following long-term growth strategies: national advertising, technological innovation, delivery, and international development. By doing so, we are positioning ourselves to become a top 10 global restaurant brand.”

Key Operating Metrics for the Fiscal Fourth Quarter 2017 Compared to the Fiscal Fourth Quarter 2016

	Fiscal Quarter Ended
	December 30, 2017	December 31, 2016
Number of system-wide restaurants open at end of period	1,133	998
Number of domestic franchise restaurants open at end of period	1,004	901
Number of international franchise restaurants open at end of period	106	76
System-wide sales (in thousands)	$284,980	$265,175
System-wide domestic same store sales growth	5.2%	1.0%
Net income (in thousands)	$10,497	$4,312
Adjusted EBITDA (in thousands)	$11,330	$10,031

Fiscal Fourth Quarter 2017 Financial Results

Total revenue for the fiscal fourth quarter 2017 increased 14.3% to $28.3 million from $24.8 million in the fiscal fourth quarter last year.

▪
Royalty revenue and franchise fees increased $2.7 million to $18.3 million from $15.6 million in the fiscal fourth quarter last year. This increase was due to a 13.6% increase in the number of franchised restaurants and domestic same store sales growth of 5.2%, partially offset by revenue of approximately $0.9 million related to the 53rd week in 2016. Additionally, other revenue increased $1.5 million, primarily due to approximately $1.0 million in vendor contributions received in the current period for the franchisee convention, which occurred in the fourth quarter of fiscal year 2017. Royalty revenue and franchise fees for the fiscal fourth quarter increased 24.3% on a 13-week basis.

▪
Company-owned restaurant sales increased $0.9 million to $10.0 million from $9.1 million in the fiscal fourth quarter last year. The increase was the result of the acquisition of two restaurants from a franchisee in July 2017 resulting in sales of $1.0 million, company-owned domestic same store sales growth of 4.6%, driven by increased transactions, and the opening of one company-owned restaurant during December 2016, which was open for a full quarter in 2017. These increases were offset by approximately $0.6 million related to the 53rd week in 2016. Company-owned restaurant sales increased 17.8% on a 13-week basis.

Cost of sales increased to $7.5 million from $7.0 million in the prior year’s fiscal fourth quarter. As a percentage of company-owned restaurant sales, cost of sales decreased 160 basis points to 74.5% from 76.1%. The decrease was driven primarily by our ability to leverage costs due to the company-owned domestic same store sales increase of 4.6% and the acquisition of two previously franchised locations, offset by an increase in costs for bone-in chicken wings as compared to the prior year period.

Selling, general & administrative expenses (SG&A) increased 19.9% to $10.5 million compared to $8.7 million in the prior year’s fourth quarter. The increase in SG&A expense is primarily due to expenses incurred associated with our franchisee convention, planned headcount additions and an increase in stock based compensation, as well as an increase in voluntary contributions made to the Company’s advertising fund of $0.2 million, partially offset by a decrease in incremental expenses of $0.6 million related to the 53rd week in 2016.

Net income increased to $10.5 million, or $0.36 per diluted share, compared to net income of $4.3 million, or $0.15 per diluted share, in the prior year’s fourth quarter. The net benefit from income taxes in the current quarter includes a $5.5 million net tax benefit due to the enactment of the Tax Cuts and Jobs Act (“Tax Act”), consisting primarily of the re-measurement of our deferred tax liabilities using the lower enacted corporate tax rate. Net income for the fourth quarter increased 156.6% on a 13-week basis.

Adjusted net income increased 14.6% to $5.0 million, or $0.17 per diluted share, compared to $4.4 million, or $0.15 per diluted share, in the prior year’s fourth quarter. Adjusted net income for the fourth quarter increased 20.7% on a 13-week basis. A reconciliation between net income and adjusted net income is included in the accompanying financial data.

Key Operating Metrics for the Fiscal Year 2017 Compared to the Fiscal Year 2016

	Fiscal Year Ended
	December 30, 2017	December 31, 2016
Number of system-wide restaurants open at end of period	1,133	998
Number of domestic franchise restaurants open at end of period	1,004	901
Number of international franchise restaurants open at end of period	106	76
System-wide sales (in thousands)	$1,087,434	$972,270
System-wide domestic same store sales growth	2.6%	3.2%
Net income (in thousands)	$27,304	$15,434
Adjusted EBITDA (in thousands)	$41,507	$35,576

Fiscal Year 2017 Financial Results

Total revenue for fiscal year 2017 increased 15.5% to $105.6 million from $91.4 million in the prior fiscal year.

▪
Royalty revenue and franchise fees increased $11.4 million to $68.5 million from $57.1 million in the prior fiscal year. This was primarily due to a 13.6% increase in the number of franchised restaurants and domestic same store sales growth of 2.6%, partially offset by revenue of approximately $0.9 million related to the 53rd week in 2016. Other revenue increased $4.8 million primarily due to an increase in vendor rebates, including a one-time payment, based on system-wide volumes purchased in the prior year, received in conjunction with a new vendor agreement that was executed during the first quarter of 2017. The funding from this agreement was primarily used to support our national advertising campaign. Royalty revenue and franchise fees increased 21.9% on a 52-week basis.

▪
Company-owned restaurant sales increased $2.8 million to $37.1 million from $34.3 million in the prior fiscal year. The increase is the result of the acquisition of two company-owned restaurants from a franchisee in the third quarter of 2017 and company-owned domestic same store sales growth of 1.6%, driven by an increase in transactions, partially offset by revenue of approximately $0.6 million related to the 53rd week in 2016. Company-owned restaurant sales increased 10.2% on a 52-week basis.

Cost of sales increased 13.6% to $28.7 million from $25.3 million in the prior fiscal year. As a percentage of company-owned restaurant sales, cost of sales increased 370 basis points to 77.5% from 73.8%. The increase was driven primarily by an 18.0% increase in commodities rates for bone-in chicken wings as compared to the prior fiscal year and an increase in labor as we made investments in roster sizes and staffing to support the continued top line growth in our company-owned restaurants in the third and fourth quarters of the prior year, offset by a decrease in other restaurant operating expenses.

SG&A increased 9.8% to $37.2 million in fiscal year 2017, compared to $33.8 million in the prior fiscal year. The increase in SG&A expense is primarily due to an increase in voluntary contributions of $3.2 million made to the advertising fund, including a one-time payment made in conjunction with a new vendor agreement executed during the first quarter 2017, which provided support for our national advertising campaign. SG&A expense also increased due to planned headcount additions and an increase in stock based compensation and travel expenses. These increases were partially offset by a decrease in nonrecurring expenses of $2.2 million related to the refinancing of our credit agreement and expenses related to the special dividend, which occurred in the prior fiscal year, as well as in incremental costs of approximately $0.6 million related to the 53rd week in 2016.

Net income increased to $27.3 million, or $0.93 per diluted share, compared to net income of $15.4 million, or $0.53 per diluted share in the prior fiscal year. The net provision from income taxes for fiscal year 2017 includes a $5.5 million net tax benefit due to the enactment of the Tax Cuts and Jobs Act (“Tax Act”), consisting primarily of the re-measurement of our deferred tax liabilities using the lower enacted corporate tax rate. Net income increased 79.5% on a 52-week basis.

Adjusted net income increased 29.0% to $21.8 million, or $0.74 per diluted share, compared to $16.9 million, or $0.58 per diluted share, in the prior fiscal year. A reconciliation between net income and adjusted net income is included in the accompanying financial data.

Adoption of New Accounting Guidance

The Company adopted ASU 2016-09 in the fiscal first quarter 2017. This standard requires excess tax benefits from share based compensation to be recorded in income tax expense rather than paid in capital. The adoption resulted in a reduction to the provision for income taxes of $0.1 million and $2.5 million in the fiscal quarter and fiscal year ended December 30, 2017, respectively, due to the recognition of excess tax benefits for options exercised. The adoption resulted in an increase of $0.08 to earnings per diluted share for the year ended December 30, 2017, and did not materially impact earnings per diluted share in the fourth quarter. Refer to the Company’s Annual Report on Form 10-K for the year ended December 30, 2017 for additional information regarding the impact of the adoption of ASU 2016-09.

New Accounting Guidance Not Yet Adopted as of December 30, 2017 - Revenue Recognition

In May 2014, the Financial Accounting Standards Board issued new guidance for revenue recognition related to contracts with customers, except for contracts within the scope of other standards, which supersedes nearly all existing revenue recognition guidance. The new guidance is effective for the Company in fiscal year 2018. The Company will adopt this new guidance in fiscal year 2018 using the full retrospective transition method, which will result in restating each prior reporting period presented, fiscal years 2016 and 2017, in the year of adoption. Additional information regarding the Company's adoption of the new revenue recognition guidance and the impact to historical financial results is contained in Exhibit 99.2 to the Company's filing on Form 8-K, filed with the Securities and Exchange Commission on February 22, 2018.

Restaurant Development

As of December 30, 2017, there were 1,133 Wingstop restaurants system-wide. This included 1,027 restaurants in the United States, of which 1,004 were franchised restaurants and 23 were company-owned. Our international presence consisted of 106 franchised restaurants across eight countries. During the fiscal fourth quarter and fiscal year 2017, there were 45 and 135 net system-wide Wingstop restaurants opened, respectively, including 12 and 30 international franchised locations, respectively.

Quarterly Dividend

In recognition of the Company’s strong cash flow generation, confidence in the business, and commitment to returning value to shareholders, our Board of Directors has authorized and declared a quarterly dividend of $0.07 per share of common stock, totaling approximately $2.1 million. This dividend will be paid on March 23, 2018 to shareholders of record as of March 9, 2018. Additionally, we announced a special cash dividend of $3.17 in conjunction with the closing of a new credit facility on January 30, 2018, which was paid on February 14, 2018 to shareholders of record on February 9, 2018.

Financial Outlook

For fiscal year ending December 29, 2018, the Company is reiterating its long-term targets and providing an update on certain items that will impact how Wingstop reports its financials in 2018.

2018

▪	10%+ system-wide unit growth

▪	Low single digit domestic same store sales growth

▪	Adjusted EBITDA growth of 13% - 15%

▪	As discussed above, we will report results reflecting the new revenue recognition standards beginning in the first quarter of 2018

▪	Effective tax rate of approximately 23%

▪	Stock-based compensation expense of approximately $3 million

▪
Fully diluted Adjusted earnings per share of approximately $0.75, which reflects 29.6 million diluted shares outstanding. This estimate is comparable to fully diluted Adjusted earnings per share of $0.69 for fiscal year 2017, which has been restated to reflect the new revenue recognition standards. Fiscal year 2017 included a benefit of $0.08 to Adjusted earnings per share associated with the new accounting rules for excess tax benefits for stock options exercised. No excess tax benefits from stock option exercises have been contemplated in our 2018 guidance.

Fiscal Year Ended
December 29, 2018
Diluted earnings per share	$0.71
Adjustments:
Transaction costs (a)	0.05
Tax impact of adjustments (b)	(0.01)
Adjusted diluted earnings per share	$0.75

(a) Represents costs and expenses related to the refinancing of our credit agreement
(b) Tax impact of adjustment calculated at a 23% effective tax rate

The following definitions apply to these terms as used in this release:

Same store sales reflects the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and closures.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense, and depreciation and amortization (EBITDA) further adjusted for transaction costs, gains and losses on the disposal of assets, and stock-based compensation expense. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA and Adjusted EBITDA in the same manner.

Adjusted net income is defined as net income plus transactions costs minus related adjustments to income tax expense.

Adjusted earnings per diluted share is defined as adjusted net income divided by weighted average diluted share count.

Conference Call and Webcast

Chairman and Chief Executive Officer, Charlie Morrison, and Chief Financial Officer, Michael Skipworth, will host a conference call today to discuss the fiscal fourth quarter and fiscal year 2017 financial results at 5:00 PM Eastern Time.

The conference call can be accessed live by dialing 201-689-8562. A replay will be available two hours after the call and can be accessed by dialing 412-317-6671; the passcode is 13675837. The replay will be available through Thursday, March 1, 2018.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, Texas, Wingstop Inc. (NASDAQ:WING) operates and franchises more than 1,000 restaurants across the United States, Mexico, Singapore, the Philippines, Indonesia, the United Arab Emirates, Malaysia, Saudi Arabia, and Colombia. The Wing Experts’ menu features classic and boneless wings with 11 bold, distinctive flavors including Original Hot, Cajun, Atomic, Mild, Teriyaki, Lemon Pepper, Hawaiian, Garlic Parmesan, Hickory Smoked BBQ, Louisiana Rub, and Mango Habanero. Wingstop’s wings are always cooked to order, hand-sauced and tossed and served with a variety of house-made sides including fresh-cut, seasoned fries. Having grown its domestic same store sales for 13 consecutive years, the Company has been ranked #3 on the “Top 100 Fastest Growing Restaurant Chains” by Nation’s Restaurant News (2016), #7 on the “Top 40 Fast Casual Chains” by Restaurant Business (2016), and was named “Best Franchise Deal in North America” by QSR magazine (2014). Wingstop was ranked #88 on Fortune’s 100 Best Medium Workplaces list in October 2016. For more information visit www.wingstop.com or www.wingstopfranchise.com. Follow us on facebook.com/Wingstop and Twitter @Wingstop.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this news release include our fiscal year 2018 outlook for new restaurant openings, domestic same store sales growth, SG&A expenses, net income, EBTIDA, adjusted EBITDA, adjusted net income, adjusted earnings per diluted share and our diluted share count, as well as our anticipated potential domestic restaurant expansion opportunity, positioning to make progress towards domestic restaurant potential and progress toward our goal of becoming a top 10 global restaurant brand.

Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Please refer to the risk factors discussed in our Form 10-K for the year ended December 30, 2017, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Contact
Brian Bell
972-707-3956
bbell@wingstop.com

Investor Contact
Raphael Gross
203-682-8253
raphael.gross@icrinc.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	December 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$4,063	$3,750
Accounts receivable, net	4,567	3,199
Prepaid expenses and other current assets	4,334	1,634
Advertising fund assets, restricted	2,944	2,533
Total current assets	15,908	11,116
Property and equipment, net	5,826	4,999
Goodwill	46,557	45,128
Trademarks	32,700	32,700
Customer relationships, net	15,567	16,914
Other non-current assets	3,278	943
Total assets	$119,836	$111,800
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$1,752	$1,458
Other current liabilities	10,683	9,241
Current portion of debt	3,500	3,500
Advertising fund liabilities, restricted	2,944	2,533
Total current liabilities	18,879	16,732
Long-term debt, net	129,841	147,217
Deferred revenues, net of current	8,427	7,868
Deferred income tax liabilities, net	8,799	12,304
Other non-current liabilities	2,142	2,307
Total liabilities	168,088	186,428
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 29,092,669 and 28,747,392 shares issued and outstanding as of December 30, 2017 and December 31, 2016, respectively	291	287
Additional paid-in-capital	262	1,194
Accumulated deficit	(48,805)	(76,109)
Total stockholders' deficit	(48,252)	(74,628)
Total liabilities and stockholders' deficit	$119,836	$111,800

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)
(amounts in thousands, except per share data)

	Fiscal Quarter Ended
	December 30, 2017	December 31, 2016

Revenue:
Royalty revenue and franchise fees	$18,279	$15,608
Company-owned restaurant sales	10,006	9,144
Total revenue	28,285	24,752
Costs and expenses:
Cost of sales (1)	7,455	6,956
Selling, general and administrative	10,457	8,720
Depreciation and amortization	969	821
Total costs and expenses	18,881	16,497
Operating income	9,404	8,255
Interest expense, net	1,223	1,538
Other expense, net	—	—
Income before income tax expense	8,181	6,717
Income tax expense	(2,316)	2,405
Net income	$10,497	$4,312

Earnings per share
Basic	$0.36	$0.15
Diluted	$0.36	$0.15

Weighted average shares outstanding
Basic	29,094	28,745
Diluted	29,459	29,114

Dividends per share	$0.07	$—

(1) exclusive of depreciation and amortization, shown separately

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands, except per share data)

	Fiscal Year Ended
	December 30, 2017	December 31, 2016
	(Unaudited)
Revenue:
Royalty revenue and franchise fees	$68,483	$57,071
Company-owned restaurant sales	37,069	34,288
Total revenue	105,552	91,359
Costs and expenses:
Cost of sales (1)	28,745	25,308
Selling, general and administrative	37,151	33,840
Depreciation and amortization	3,376	3,008
Total costs and expenses	69,272	62,156
Operating income	36,280	29,203
Interest expense, net	5,131	4,396
Other expense, net	—	254
Income before income tax expense	31,149	24,553
Income tax expense	3,845	9,119
Net income	$27,304	$15,434

Earnings per share
Basic	$0.94	$0.54
Diluted	$0.93	$0.53

Weighted average shares outstanding
Basic	29,025	28,637
Diluted	29,424	28,983

Dividends per share	$0.14	$2.90

(1) exclusive of depreciation and amortization, shown separately

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Fiscal Quarter Ended
	December 30, 2017	As a % of company-owned restaurant sales	December 31, 2016	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	$3,808	38.1%	$3,470	37.9%
Labor costs	2,343	23.4%	2,139	23.4%
Other restaurant operating expenses	1,572	15.7%	1,566	17.1%
Vendor rebates	(268)	(2.7)%	(219)	(2.4)%
Total cost of sales	$7,455	74.5%	$6,956	76.1%

	Fiscal Year Ended
	December 30, 2017	As a % of company-owned restaurant sales	December 31, 2016	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	$14,810	40.0%	$12,827	37.4%
Labor costs	8,878	23.9%	7,680	22.4%
Other restaurant operating expenses	6,004	16.2%	5,760	16.8%
Vendor rebates	(947)	(2.6)%	(959)	(2.8)%
Total cost of sales	$28,745	77.5%	$25,308	73.8%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Fiscal Quarter Ended		Fiscal Year Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Domestic Franchised Activity:
Beginning of period	971	862	901	767
Openings	36	41	115	137
Closures	(3)	(2)	(10)	(3)
Acquired by Company	—	—	(2)	—
Restaurants end of period	1,004	901	1,004	901

Domestic Company-Owned Activity:
Beginning of period	23	20	21	19
Openings	—	1	—	2
Closures	—	—	—	—
Acquired from franchisees	—	—	2	—
Restaurants end of period	23	21	23	21

Total Domestic Restaurants	1,027	922	1,027	922

International Franchised Activity:
Beginning of period	94	67	76	59
Openings	12	9	32	20
Closures	—	—	(2)	(3)
Restaurants end of period	106	76	106	76

Total System-wide Restaurants	1,133	998	1,133	998

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Net income	$10,497	$4,312	$27,304	$15,434
Interest expense, net	1,223	1,538	5,131	4,396
Income tax expense	(2,316)	2,405	3,845	9,119
Depreciation and amortization	969	821	3,376	3,008
EBITDA	$10,373	$9,076	$39,656	$31,957
Additional adjustments:
Transaction costs (a)	—	116	—	2,388
Stock-based compensation expense (b)	957	839	1,851	1,231
Adjusted EBITDA	$11,330	$10,031	$41,507	$35,576

(a)
Represents costs and expenses related to the refinancing of our credit agreement and our public offerings; all transaction costs are included in SG&A with the exception of $215,000 that is included in Other expense, net during the fiscal year ended December 31, 2016.

(b)	Includes non-cash, stock-based compensation.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Adjusted Net Income and Adjusted EPS
(Unaudited)
(amounts in thousands, except per share data)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Numerator:
Net income	$10,497	$4,312	$27,304	$15,434
Adjustments
Transaction costs (a)	—	116	—	2,388
Tax effect of adjustments (b)	—	(44)	—	(896)
Impact of tax reform (c)	(5,473)	—	(5,473)	—
Adjusted net income	$5,024	$4,384	$21,831	$16,926

Denominator:
Weighted-average shares outstanding - diluted	29,459	29,114	29,424	28,983

Adjusted earnings per diluted share	$0.17	$0.15	$0.74	$0.58

(a)
Represents costs and expenses related to the refinancing of our credit agreement and our public offerings; all transaction costs are included in SG&A with the exception of $215,000 that is included in Other expense, net during the fiscal year ended December 31, 2016.

(b)
Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at an assumed effective tax rate of 37.6% for the periods ended December 31, 2016, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.

(c)
Net tax benefit due to the enactment of the Tax Act during the fiscal quarter and fiscal year ended December 30, 2017, consisting primarily of the re-measurement of deferred tax liabilities using the lower enacted corporate tax rate.